Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2006

Tontitown, Arkansas, October 25, 2006......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $3,268,194 or diluted and basic earnings per share of $.32 for the quarter ended September 30, 2006, and $13,692,941 or diluted and basic earnings per share of $1.33 for the nine month period then ended. These results compare to net income of $2,213,089 or diluted and basic earnings per share of $.20, and $8,796,068 or diluted and basic earnings per share of $.79, respectively, for the three and nine months ended September 30, 2005.

Operating revenues excluding fuel surcharges were $85,502,372 for the third quarter of 2006, an 8.1% increase compared to $79,061,734 for the third quarter of 2005. Operating revenues excluding fuel surcharges were $266,043,526 for the nine months ended September 30, 2006, a 9.7% increase compared to $242,491,649 for the nine months ended September 30, 2005.

Robert W. Weaver, President of the Company, commented, “As our valued investors are aware, our predominant business mix spans a variety of manufacturing based customers with secondary interest in retail and consumer goods. Due to seasonal downtime and product mix changeover, the third quarter has not historically been our strongest quarter of the year. With that said, we are pleased with our solid results for the third quarter of 2006 of $.32 cents per share, a 60% increase from $.20 cents per share earned in the third quarter of 2005.

Our business mix helped insulate the company from the effects of a softer retail environment felt by the industry in general and allowed us to increase both revenue per mile and revenue per tractor per week, while reducing our operating ratio to 93.4% for the third quarter 2006, a 155 basis point improvement over the third quarter of 2005. Our brokerage division posted an increase in revenue of approximately 11% due to an increase in the number of loads and revenue per load in the third quarter 2006 as compared to the third quarter of 2005.

Our average revenue per total mile, before fuel surcharge, increased year over year from $1.23 in the third quarter of 2005 to $1.33 in the third quarter of 2006. The $1.33 reflects a slight decrease from the year-to-date average revenue per mile of $1.35, before fuel surcharge, as a result of spot-buy rates that include a fuel surcharge, which have been converted to long term contract rates with a fuel surcharge as a separate item.

Total miles for the third quarter of 2006 remained relatively flat compared to the third quarter of 2005, although the number of tractors increased by 99 units for the two quarters compared. This was primarily the result of a change in our business mix resulting in fewer tractors operated by team drivers, which yielded higher revenue per mile freight and more loads per day, but at a slight decrease in length of haul.

Revenue derived from the automotive business decreased approximately two percent from the third quarter of 2005 compared to the third quarter of 2006 primarily as a result of extended downtime in July. Total revenue derived from all dedicated freight business increased slightly when the same periods are compared, which resulted from an increase in dedicated lanes for non-automotive customers from the third quarter of 2005 to the third quarter of 2006.

We continue to monitor the freight environment for signs of change but at this point have not seen a significant degradation of freight demand. Management is cautious yet optimistic that our customer mix, positive driver situation, and continued focus on controlling cost will continue to add benefit throughout the remainder of the year and provide a firm foundation to begin 2007.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005

Revenue, before fuel surcharge	$85,502,372	$79,061,734	$266,043,526	$242,491,649
Fuel surcharge	14,371,284	9,422,167	37,720,232	23,211,328
	99,873,656	88,483,901	303,763,758	265,702,977

Operating expenses:
Salaries, wages and benefits	31,459,051	29,991,254	96,574,233	92,641,383
Fuel expense	26,202,069	21,641,675	74,420,996	58,117,217
Operating supplies	6,783,166	5,947,789	19,288,900	17,239,938
Rent and purchased transportation	10,935,321	9,494,838	33,924,472	28,750,410
Depreciation and amortization	8,393,109	7,662,207	25,187,459	22,784,675
Operating taxes and license	4,113,558	3,907,169	12,284,028	11,910,961
Insurance and claims	4,221,133	3,584,093	12,508,963	12,214,796
Communications and utilities	638,261	638,169	1,961,595	1,979,997
Other	1,237,020	1,697,583	3,822,176	4,364,832
(Gain) loss on disposition of equipment	219,342	(94,167)	77,783	(19,914)
Total operating expenses	94,202,030	84,470,610	280,050,605	249,984,295

Operating income	5,671,626	4,013,291	23,713,153	15,718,682

Other income (expense):
Interest expense	(159,529)	(267,348)	(803,310)	(887,071)

Total other income (expense)	(159,529)	(267,348)	(803,310)	(887,071)

Income before income taxes	5,512,097	3,745,943	22,909,843	14,831,611
Provision for income taxes	2,243,903	1,532,854	9,216,902	6,035,543

Net income	$3,268,194	$2,213,089	$13,692,941	$8,796,068

Diluted earnings per share	$0.32	$0.20	$1.33	$0.79

Average shares outstanding - Diluted	10,309,331	10,821,065	10,299,749	11,090,483

	Quarter ended September 30,		Nine Months ended September 30,
Truckload Operations	2006	2005	2006	2005

Total miles	56,371,548	56,334,157	172,829,844	173,782,938
Operating ratio*	93.22%	94.87%	90.54%	93.27%
Empty miles factor	6.19%	5.70%	5.70%	5.35%
Revenue per total mile, before fuel surcharge	$1.33	$1.23	$1.35	$1.23
Total loads	77,324	74,414	236,375	231,521
Revenue per truck per work day	$665	$641	$681	$624
Revenue per truck per week	$3,325	$3,205	$3,405	$3,120
Average company trucks	1,865	1,743	1,791	1,766
Average owner operator trucks	42	65	46	70

Logistics Operations
Total revenue	$10,636,937	$9,625,348	$33,196,950	$29,541,021
Operating ratio	94.42%	95.30%	94.93%	95.27%

	As of September 30,
	2006	2005

Long-term debt to book capitalization	12.08%	12.31%
Shareholders’ equity	$179,974,575	$168,134,007
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to